Exhibit 99.1

July 16, 2008	Contact: Steve Taylor
FOR IMMEDIATE RELEASE	(509) 892-5287
Press Release 08-11

HuntMountain Identifies New High Grade Zone at La Josefina Gold-Silver Project

(SPOKANE, WA)  HuntMountain Resources (OTCBB: HNTM) (Frankfurt: MPT) has identified an additional high-grade zone of gold mineralization through its ongoing diamond core drilling program at the La Josefina gold-silver project in Santa Cruz Province Argentina. The Company’s exploration team isolated the previously unrecognized structural corridor within the “Sinter” target through a combination of detailed geologic mapping and interpretation of new geophysical survey data.

Assays have been received for the first three drill holes, the first of which cut the brecciated feeder zone at a depth of 40.25 meters (m) and returned 1.75m of 14.1 grams/tonne (g/t) gold and 4.7 g/t silver. Historical trenching located near this initial discovery drill hole returned values of 3.0m at 176.9 g/t gold. The second hole failed to reach target depth, but the third, located 100 meters to the south, cut consecutive mineralized intervals of 0.4m at 9.05 g/t gold and 4.3 g/t silver and 0.45m at 2.53 g/t gold and 3.3 g/t silver at a depth of 71.0 meters.  The area remains wide open along strike and at depth.

The broader target zone was identified by previous exploration conducted over the last 14 years and was designated the “Sinter” because it encompasses an area of high-level epithermal mineralization indicated by a preserved fossil hot spring environment.  Previous work included 22 shallow HQ-sized diamond core drill holes (average depth less than 60 meters) which tested a number of the zone’s peripheral targets. Significant historical drill results included:

HOLE	From	To	Interval	Gold
#	(m)	(m)	(m)	g/t
DDH-12	3.05	15.25	12.20	22.94
SI-3	7.35	10.35	3.00	7.48
SI-6	4.60	5.60	2.00	2.51
SI-7	43.10	45.00	1.90	2.96
DDH-13	14.09	21.35	7.26	4.16

“We are pleased that continued detailed exploration at La Josefina is paying dividends,” said Matt Hughes, Executive Vice President and COO. “We believe we have identified one of the main feeder zones to this large, highly prospective mineralized target area. These results represent a major achievement in increasing La Josefina’s total potential and exemplify the value and skill of our geological team on the ground in Santa Cruz.”

Certified sample preparation, gold and silver fire assay, and 28 element ICP analysis were carried out by ALS Chemex in Mendoza, Argentina and La Serena, Chile.

Additional information on the Sinter target area is available within the La Josefina Project Technical Report at www.huntmountain.com.

HuntMountain Resources is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America. The Company currently controls and operates projects in Santa Cruz Argentina, Chihuahua Mexico, Nevada USA, and Quebec Canada.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

FOR FURTHER INFORMATION PLEASE CONTACT:
Steve Taylor, Vice President of Corporate Development
HuntMountain Resources
(509) 892-5287
staylor@huntmountain.com
www.huntmountain.com